FOR IMMEDIATE RELEASE

Cintas Corporation Announces $500 Million Share
Repurchase Program

CINCINNATI, OH, May 2, 2005 – Cintas Corporation (Nasdaq: CTAS), today announced that its Board of Directors approved a program under which the Company intends to repurchase up to $500 million of Cintas common stock at market prices. The number of shares to be repurchased and the timing of the purchases will be at the discretion of the Company’s management.

Richard T. Farmer, Chairman of Cintas Corporation, stated, “Current market conditions have made repurchase of Cintas common stock an attractive use of available funds. The repurchased shares will be reserved in treasury for general corporate purposes, including reissue in connection with stock option exercises and future acquisitions.”

About Cintas Corporation

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 700,000 businesses. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 35 consecutive years of growth in sales and earnings, to date.

Contacts: William C. Gale, Sr., Vice President and Chief Financial Officer, Cintas Corporation
513-573-4211
Karen L. Carnahan, Vice President and Treasurer, Cintas Corporation, 513-573-4013